Exhibit 99.1

Francesca’s Holdings Corporation Reports Financial Results for the

Fiscal Second Quarter Ended July 30, 2011

Net Sales Increased 47% to $51.2 million

Income from Operations Increased 30% to $12.6 million

HOUSTON, TEXAS — September 6, 2011 — Francesca’s Holdings Corporation (NASDAQ:FRAN) today announced financial results for the fiscal second quarter and year-to-date period ended July 30, 2011.

For the fiscal second quarter ended July 30, 2011:

•	Net sales increased 47.2% to $51.2 million from $34.8 million in the same prior year period.

•	Comparable boutique sales increased by 5.4% following an increase of 11.2% in the same prior year period.

•

Gross margin was 52.7% compared to 54.0% in the prior year second quarter. Product margin was maintained at the same level as the prior year period. Boutique occupancy costs increased principally as our growing number of mall locations resulted in higher depreciation expense and common area maintenance costs.

•

Income from Operations grew 29.8% and was 24.6% as a percentage of net sales compared to 27.9% in the same prior year period. The change from the prior year period reflected higher selling, general and administrative costs related to professional fees, IT related expenses, and boutique payroll costs.

•	Interest expense was $2.0 million or $0.03 per diluted share. The Company had no interest expense and no outstanding debt during the same prior year period.

•

Net income was $5.5 million, or $0.13 per diluted share based upon 41.5 million weighted average shares outstanding. Adjusted net income was $6.5 million, or $0.15 per diluted share excluding a $1.6 million pretax or $0.02 per diluted share charge for the early extinguishment of debt under the Company’s prior secured credit facility. This compares to net income of $5.9 million, or $0.14 per fully diluted share based on 40.7 million weighted average shares outstanding for the same period in fiscal year 2010.

•	The Company opened 30 new boutiques during the second quarter. At July 30, 2011 the Company operated 279 locations compared to 197 at the end of the same prior year period.

John De Meritt, President and CEO stated: “We are very pleased to have delivered strong sales and operating income growth for the second quarter, our first reporting period as a public company. Our sales performance was driven primarily by 82 new locations since the second quarter of last year. Our new boutiques are highly productive with strong cash-on-cash returns within the first year. We attribute our success to the ability to deliver a differentiated shopping experience in a unique setting with an eclectic assortment of merchandise at a compelling value. We believe these attributes will enable us to continue to deliver strong sales and earnings growth and drive increased stockholder value over the long term.”

For the year-to-date period ended July 30, 2011:

•	Net sales increased 53.6% to $92.5 million from $60.2 million in the same prior year period. Comparable boutique sales increased 9.5% following a 12.7% increase in the same prior year period.

•	Gross margin was 52.6% compared to 52.2% in the prior year period.

•	Interest expense was $4.1 million or $0.06 per diluted share. The Company had no interest expense and no outstanding debt during the same prior year period.

•	Income from Operations grew by 70.5% to $21.0 million, from $12.3 million and, as a percentage of net sales it was 22.8% compared to 20.5% in the prior year period.

•

Net income was $9.4 million, or $0.23 per diluted share based on 41.3 million weighted average shares outstanding. Adjusted net income was $10.4 million, or $0.25 per diluted share excluding a $1.6 million pretax or $0.02 per diluted share charge for the early extinguishment of debt under the Company’s prior senior secured credit facility. This compares to net income of $7.5 million, or $0.18 per fully diluted share based on 40.6 million weighted average shares outstanding for the same year-to-date period in fiscal year 2010.

•	The Company opened 72 new boutiques year-to-date.

Balance Sheet highlights as of July 30, 2011:

Cash and cash equivalents were $13.4 million.

Inventories were $13.8 million compared to $10.0 million at the end the same prior year period. Inventory per boutique was approximately even with inventory per boutique at the end of the same prior year period.

In connection with the initial public offering, the Company entered into a new five-year revolving credit facility in the aggregate amount of $65.0 million. Borrowings under the new facility were $41.0 million.

Third Quarter and Fiscal 2011 Outlook

For the fiscal third quarter ending October 29, 2011, net sales are expected to be in the range of $49.0 million to $52.0 million assuming a comparable boutique sales percentage increase in the low- to mid- single digits following a 21.1% increase in the prior year period. Diluted earnings per share are expected to be in the range of $0.08 to $0.10 for the quarter. Adjusted diluted earnings per share are expected to be in the range of $0.11 to $0.13 excluding a $2.3 million pretax or $0.03 per diluted share expense for the recognition of accelerated stock compensation associated with our initial public offering. The number of diluted weighted-average shares outstanding is expected to be 44.7 million.

For the full fiscal year 2011, net sales are expected to be in the range of $198.0 million to $201.0 million assuming a comparable boutique sales percentage increase in the mid-single digits. Diluted earnings per share are expected to be in the range of $0.46 to $0.49. Adjusted diluted earnings per share are expected in the range of $0.51 to $0.54 excluding a $1.6 million pretax or $0.02 per diluted share charge for the early extinguishment of debt under the Company’s prior senior secured credit facility and a $2.3 million pretax or $0.03 per diluted share charge for the recognition of accelerated stock compensation associated with our initial public offering. This assumes 43.0 million diluted weighted-average shares outstanding. Capital expenditures for the year are expected to be in the range of $18.0 million to $20.0 million.

Conference Call Information

A conference call to discuss second quarter results is scheduled for September 6, 2011, at 4:30 p.m. EST. A live web cast of the conference call will be available in the investor relations section of the Company’s website, www.francescascollections.com. In addition, a replay of the call will be available after the call and remain available until October 6, 2011. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 2401885. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

SEC Regulation G – Non-GAAP Information

This press release includes non-GAAP adjusted net income and adjusted diluted earnings per share, each a non-GAAP financial measure. These non-GAAP financial measures exclude the charge for the early extinguishment of debt under the Company’s prior senior secured credit facility. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures both in the text above and the table on page 6 of this release. We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate in a meaningful evaluation of our quarterly and fiscal year 2011 diluted earnings per share, actual results, and guidance on a comparable basis with our quarterly and fiscal year 2010 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new boutiques as planned; and possible inability to sustain levels of comparable-boutique sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in our Prospectus dated July 21, 2011. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About Francesca’s Holdings Corporation

Francesca’s Collections is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and uniquely balanced mix of high-quality, trend-right apparel, jewelry, accessories and gifts at attractive prices. Francesca’s Collections appeals to the 18-35 year-old, fashion conscious, female customer, although the Company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. Francesca’s Collections’ boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week.

CONTACT:

ICR, Inc.

Jean Fontana/Joseph Teklits

203-682-8200

jean.fontana@icrinc.com

ADDITIONAL INFORMATION

For additional information on Francesca’s, please visit www.francescas.com

Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Operations

(In thousands, except per share data and percentages)

	Thirteen Weeks Ended		Twenty Six Weeks Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Net sales	$51,221	$34,804	$92,486	$60,220
Cost of goods sold and occupancy costs	24,220	16,021	43,861	28,793

Gross profit	27,001	18,783	48,625	31,427
Selling, general and administrative expenses	14,394	9,074	27,599	19,097

Income from operations	12,607	9,709	21,026	12,330
Interest expense	(2,048)	—	(4,056)	—
Loss on early extinguishment of debt	(1,591)	—	(1,591)	—
Other income	15	8	49	24

Income before income tax expense	8,983	9,717	15,428	12,354
Income tax expense	3,498	3,856	6,025	4,902

Net income	$5,485	$5,861	$9,403	$7,452

Basic earnings per common share	$0.13	$0.15	$0.23	$0.19
Diluted earnings per common share	$0.13	$0.14	$0.23	$0.18

Weighted average shares outstanding:
Basic shares	40,789	40,406	40,627	38,271
Diluted shares	41,513	40,657	41,296	40,642

Percentage of Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold and occupancy costs	47.3%	46.0%	47.4%	47.8%

Gross profit	52.7%	54.0%	52.6%	52.2%
Selling, general and administrative expenses	28.1%	26.1%	29.8%	31.7%

Income from operations	24.6%	27.9%	22.8%	20.5%
Interest expense	(4.0)%	0.0%	(4.4)%	0.0%
Loss on early extinguishment of debt	(3.1)%	0.0%	(1.7)%	0.0%
Other income	0.0%	0.0%	0.0%	0.0%

Income before income tax expense	17.5%	27.9%	16.7%	20.5%
Income tax expense	6.8%	11.1%	6.5%	8.1%

Net income	10.7%	16.8%	10.2%	12.4%

Francesca’s Holdings Corporation

Reconciliation of GAAP to Non-GAAP Adjusted Net Income

and Adjusted Diluted Earnings Per Share

(In thousands, except per share data)

Reconciliation of Second Quarter and Year-to-date Results

	Thirteen Weeks Ended July 30, 2011	Twenty Six Weeks Ended July 30, 2011
Net income, as reported	$5,485	$9,403
Add back of loss on early extinguishment of debt (net of $0.6 million tax effect*)	969	969

Adjusted net income	$6,454	$10,372

Diluted earnings per share, as reported	$0.13	$0.23
Add back of loss on early extinguishment of debt (net of $0.02 tax effect*)	0.02	0.02

Adjusted diluted earnings per share	$0.15	$0.25

Reconciliation of Guidance for Third Quarter and Fiscal Year 2011
	Thirteen Weeks Ended October 29, 2011	Fiscal Year Ended January 28, 2011

Diluted earnings, per share guidance	$0.08 – $ 0.10	$0.46 – $ 0.49
Per share impact of loss on early extinguishment of debt (net of $0.02 tax effect*)	—	0.02
Per share impact of stock-based compensation related to accelerated vesting (net of $0.02 tax effect*)	0.03	0.03

Adjusted diluted earnings per share, per guidance	$0.11 – $ 0.13	$0.51 – $ 0.54

*	The effective tax rate of 39.1% for the twenty six weeks ended July 30, 2011 was used in calculating the tax impact.

Francesca’s Holdings Corporation

Unaudited Consolidated Balance Sheets

(In thousands)

	July 30, 2011	January 29, 2011	July 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$13,412	$12,516	$16,263
Accounts receivable	5,564	4,054	4,196
Inventories	13,809	11,959	9,986
Deferred income taxes	1,722	1,321	903
Prepaid expenses and other current assets	2,300	1,871	1,499

Total current assets	36,807	31,721	32,847
Property and equipment, net	30,483	21,300	13,229
Deferred income taxes	—	2,704	1,621
Other assets, net	2,431	3,399	680

TOTAL ASSETS	$69,721	$59,124	$48,377

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$8,331	$6,146	$3,686
Accrued liabilities	5,639	6,410	5,203
Current portion of long-term debt	—	5,938	—

Total current liabilities	13,970	18,494	8,889
Deferred and accrued rents	14,602	8,223	7,040
Deferred income taxes	289	—	—
Long-term debt	41,000	87,875	—

Total liabilities	69,861	114,592	15,929

Commitments and contingencies

Stockholders’ deficit:
Common stock - $.01 par value, 80.0 million shares authorized, 43.5 million shares issued and outstanding at July 30, 2011; 40.5 million shares issued and outstanding at January 29, 2011; 40.4 million shares issued and outstanding at July 31, 2010.	435	405	404
Additional paid-in capital	73,127	27,232	24,592
Accumulated deficit	(73,702)	(83,105)	7,452

Total stockholders’ deficit	(140)	(55,468)	32,448

Total liabilities and stockholders’ deficit	$69,721	$59,124	$48,377

Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	July 30, 2011	July 31, 2010
Cash Flows From Operating Activities:
Net income	$9,403	$7,452
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	2,154	1,049
Stock-based compensation expense	987	1,397
Excess tax benefit from stock-based compensation	(364)	(487)
Loss on sale of assets	7	—
Amortization of debt issue costs	390	—
Loss on early extinguishment of debt	1,591	—
Deferred income taxes	2,592	(1,184)
Changes in assets and liabilities:
Accounts receivable	(1,146)	(3,699)
Inventories	(1,850)	(3,608)
Prepaid expenses and other assets	25	(437)
Accounts payable	2,185	983
Accrued liabilities	(771)	2,375
Deferred and accrued rents	6,379	4,816

Net cash provided by operating activities	21,582	8,657

Cash Flows Used by Investing Activities:
Purchase of property and equipment	(11,374)	(6,784)
Other	30	—

Net cash used by investing activities	(11,344)	(6,784)

Cash Flows Used by Financing Activities:
Repayments of debt	(93,813)	—
Proceeds from issuance of stock in initial public offering, net of costs	44,118	—
Proceeds from borrowings under the new revolving credit facility	41,000	—
Payment of debt issue costs	(1,468)	—
Proceeds from the exercise of stock options	457	136
Excess tax benefit from stock-based compensation	364	487

Net cash (used by) provided by financing activities	(9,342)	623

Net increase in cash and cash equivalents	896	2,496
Cash and cash equivalents, beginning of year	12,516	13,767

Cash and cash equivalents, end of period	$13,412	$16,263

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$2,688	$4,125
Interest paid	4,979	—